Exhibit 10.35

NON-COMPETITION AGREEMENT

THIS NON–COMPETITION AGREEMENT, is made and effective as of April 28, 2005 (this “Agreement”), by and among Cohen Brothers, LLC, a Delaware limited liability company (“Cohen Bros.”), in favor of Taberna Capital Management, LLC, a Delaware limited liability company (“Taberna Capital”).

WHEREAS, Cohen Bros. will transfer its interests in Taberna Capital pursuant to that certain Agreement and Plan of Merger by and among Taberna Realty Finance Trust (the “Trust”), TCM Merger Sub, LLC and Taberna Capital (the “Merger Agreement”); and

WHEREAS, Cohen Bros. and the Trust have expressly stated that it is a condition of the closing of the transactions contemplated by the Merger Agreement that Cohen Bros. and Taberna Capital deliver this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree, as follows:

1. DEFINITIONS.

(a) “Affiliate” means any Person directly or indirectly controlled by, or under direct or indirect common control with, Cohen Bros.

(b) “Business” means (1) purchasing from, or acting as placement agent for, the issuer of trust preferred securities or other preferred equity securities issued by REITs and real estate operating companies and (2) acting as the collateral manager of collateral debt obligation transactions or other securitizations involving securities of the type contemplated by clause (1).

(c) “Change of Control” means the occurrence of one or more of the following: (a) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of Taberna Capital’s, or its direct or indirect parent company’s assets; (b) the approval by Taberna Capital’s, or its direct or indirect parent company’s equity owners of any plan or proposal for Taberna Capital’s, or its direct or indirect parent company’s liquidation or dissolution; (c) any Person shall become the owner, directly or indirectly, beneficially or of record, of equity shares representing more than 50% of Taberna Capital’s aggregate ordinary voting power; and (d) the replacement of a majority of Taberna Capital’s, or its direct or indirect parent company’s board of directors or trustees over a two-year period from the directors or trustees who constituted the board of directors or trustees at the beginning of such period, that is not approved by a majority of the board of directors or trustees; provided that the consummation of the transactions contemplated by the Merger Agreement shall not constitute a Change of Control.

(d) “Officer” means any officer of the Trust who, on the date hereof or at any time during the Term, holds any of the following titles or positions: (1) President; (2) Chief Executive Officer; (3) Chief Financial Officer; (4) Chief Investment Officer; (5) Executive Vice President, or (6) any other executive officer of the Trust.

(e) “Person” means any individual, corporation, association, partnership, limited liability company, joint venture, unincorporated organization, trust, trustee, executor, administrator or other legal representative, governmental entity, or other entity or organization.

(f) “Subsidiaries” means, when used with reference to any party hereto, any corporation, partnership, limited liability company, or other entity, a majority of the outstanding voting power of which is owned directly or indirectly by such party or, in the case of Cohen Bros. only, of which Cohen Bros. or one of its Subsidiaries is the sole managing member or sole general partner.

(g) “Term” has the meaning assigned to it in Section 9.

2. NON-COMPETITION AND NON-SOLICITATION.

(a) Except as otherwise agreed, for the Term of this Agreement, none of (i) Cohen Bros., (ii) any Subsidiary of Cohen Bros., or (iii) any successor or assign of Cohen Bros., or its Subsidiaries, shall engage in the Business, provided, however, that nothing contained herein shall prohibit Cohen Bros. from (A) owning, directly or indirectly, less than 5% of any class of voting securities of any company engaged in any of the Business, unless such company would become a Subsidiary of Cohen Bros. as a result of the acquisition of such voting securities or (B) directly or indirectly acquiring a business which as a component of its business, is engaged in any of the Business provided, however, that Cohen Bros. disposes of such competitive business within one year of its acquisition and first offers to Taberna Capital the right to acquire such competitive business before offering to sell such competitive business to a third party.

(b) For the Term of this Agreement, Cohen Bros. shall not and shall cause any Subsidiary or Affiliate not to solicit, raid, entice, induce or contact, or attempt to solicit, raid, entice, induce or contact, any individual who currently is or at any time during the Term shall be an Officer to do anything from which Cohen Bros. and its Subsidiaries and Affiliates are restricted from doing by reason of this Agreement, including to terminate such Officer’s employment with Taberna Capital, Taberna Capital’s direct or indirect parent company or Taberna Capital’s Subsidiaries or, if such Officer is not, on the date of this Agreement or at the time he becomes an Officer, also an officer, director or employee of Cohen Bros. or of Cohen Bros.’ Subsidiaries, to become an officer, director or employee of Cohen Bros. or of Cohen Bros.’ Subsidiaries; and Cohen Bros. shall not and shall cause any Subsidiary or Affiliate of Cohen Bros. not to approach any such Officer for such purpose or authorize or participate in the taking of such actions by any other Person or assist or participate with any such Person in taking such action.

3. EQUITABLE REMEDIES. In the event Cohen Bros. breaches, or threatens to breach, any term, provision, covenant or condition contained in this Agreement, Cohen Bros. agrees that Taberna Capital shall be entitled to both temporary and permanent injunctive relief against any such actual breach or threatened breach. The right of Taberna Capital to such relief shall not be construed to prevent Taberna Capital from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available for such breach or threatened breach, specifically including, without limitation, the recovery of monetary damages.

4. APPLICABLE LAW AND CHOICE OF FORUM. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

5. SEVERABILITY. If any term, provision, covenant or condition of this Agreement is declared invalid, illegal, unenforceable, ineffective or inoperative for any reason, such declaration shall not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, illegal, unenforceable, ineffective or inoperative will be deemed to have been stricken from this Agreement and the remainder hereof will have the same force and effect as if such part or parts had never been included herein.

6. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall not be altered, modified or amended, in whole or in part, except by the express written authorization and consent of the parties.

7. WAIVERS. Any waiver by any party, whether express or implied, of any breach of any term, provision, covenant or condition of this Agreement shall not constitute a waiver as to any subsequent breach of the same or of any other term, provision, covenant or condition hereof. Failure of a party to declare any breach upon the occurrence thereof, or any delay by any party in taking action with respect to any breach, shall not waive any such breach.

8. NOTICES. All notices, demands and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given (i) by personal delivery to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), (ii) by reliable overnight courier service (with confirmation) to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), or (iii) by facsimile transmission (with confirmation) to the appropriate facsimile number set forth below (or at such other facsimile number for the party as shall have been previously specified in writing to the other party) with follow-up copy by reliable overnight courier service the next business day:

If to Cohen Bros., to:

Cohen Brothers, LLC

1818 Market Street, 28th Floor

Philadelphia, PA 19103

Telephone: (215) 861-7800

Facsimile: (215) 861-7868

If to Taberna, to:

Taberna Capital Management, LLC

1818 Market Street, 28th Floor

Philadelphia, PA 19103

Telephone: (215) 861-7800

Facsimile: (215) 861-7868

All such notices, demands and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. (New York City time) and such day is a business day in the place of receipt. Otherwise, any such notice, demand or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

9. TERMINATION. This Agreement and the rights and obligations of the parties hereunder shall terminate on the earliest to occur of (a) the date mutually agreed upon by the parties hereunder; (b) the occurrence of a Change of Control; (c) the date that is three years from the date hereof; or (d) the date that Daniel G. Cohen’s employment as the Trust’s chief executive officer is terminated by the Trust without Cause (as such term is defined in Daniel G. Cohen’s Employment Agreement with the Trust dated as of April 28, 2005), hereof (the “Term”). Upon and following the termination of this Agreement, Cohen Bros. shall not be required by reason of any provision of this Agreement to abide by any restriction on its business activities provided in this Agreement.

10. PARTIES IN INTEREST. This Agreement and all terms, provisions, covenants and conditions contained herein shall inure to the benefit of and shall be binding upon the undersigned parties and their respective successors and assigns.

11. ASSIGNMENT. This Agreement shall not be assignable by a party without the prior written consent of the other parties hereto.

12. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Non-Competition Agreement to be executed as of the date first written above.

COHEN BROTHERS, LLC

By:	/s/ Michael Shenkman
Name: Michael Shenkman
Title: Chief Financial Officer

TABERNA CAPITAL MANAGEMENT, LLC

By:	/s/ Raphael Licht
Name: Raphael Licht
Title: Secretary